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                                                                    EXHIBIT 99.1

                          Transcript of Conference Call
                                 August 4, 2003
                                  3:30 p.m. CDT

Coordinator        Good afternoon, and thank you for standing by. Welcome to the
                   Avanex fourth fiscal quarter earnings call. All participants will be able to listen only until the question and answer session of today's call. This conference is being recorded.
                   If anyone has any objections, you may disconnect at this time.

                   On today's call we have Mr. Walter Alessandrini, Chairman, President and CEO and Mr. Bruce Pollock, CFO. Now let me turn the call over to Mr. Mark Weinswig. Sir, you may begin.

M. Weinswig        Thank you. We would first like to clearly note that during this conference call participants from Avanex may make forward-looking statements, including forward-looking statements regarding anticipated revenue and cash burn rates, cost reduction and integration measures, new product and technology initiatives, our competitive position, new project designs, our expected results for our fourth fiscal quarter, prevailing anticipated market conditions, and our ability to successfully introduce new products. Actual results could differ materially from those projected in or contemplated by the forward-looking statements.

                   Several of the factors that could cause actual results to differ are discussed in the risk factors contained in the company's SEC filings, including the company's quarterly report on form 10-Q filed with the SEC on May 9, 2003, and the company's proxy statement filed with the SEC on June 20, 2003. These forward-looking statements should not be relied upon as representing the company's view as of any subsequent date, and Avanex undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date they were made.

                   During today's call we will be discussing both pro forma financial information as well as GAAP financial information. Pro forma financial information excludes the effects of stock compensation expense, amortization of intangibles, restructuring charges, inventory adjustments, reduction in long-lived assets, merger-related expenses, accounting change related to SFAS 142, acquired in-process R&D, and settlement of noncancelable purchase commitment.

                   We have included the reconciliation between GAAP and pro forma financial statements in today's release, which can be viewed on the company's Web site for 12 months from today at www.avanex.com, under financial news releases.

                   Now let me turn it over to Walter Alessandrini, Chairman, President, and CEO of Avanex.

W. Alessandrini    Good afternoon, ladies and gentlemen, and thank you for
                   attending our call. Today we are at an important juncture in the life of our company. A new Avanex emerges from the integration of Alcatel Optronics, Corning Photonics, and the old Avanex as you knew it. This new Avanex has the potential, the talent, the wherewithal, and the determination to become a leading force in the photonic industry.

                   I'm going to spend a good part of this call talking to you about the future we're shaping up for the new Avanex, but first let me cover the progress made by the old Avanex in its final stretch of the quarter ended last June.

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                   Our revenues showed a slight increase in the June quarter
                   compared to the March quarter, $5.5 million versus $5.4 million. This is the third consecutive quarter of slight increases in revenues, which means that we have stabilized our business despite unfavorable market conditions. More than 75% of our revenues continue to be generated from Metro applications, mostly by our integrated subsystems product line, with two customers each accounting for over 10% of revenues.

                   Operating expenses decreased by $1 million or 13% during the June quarter, as we benefited from the restructuring initiatives we previously executed. As a result, in the June quarter, we were able to reduce our loss to $0.10 per share compared to $0.15 in the March quarter.

                   Our usage of cash, excluding our position-related expenses, went from over $8 million in the March quarter to under $6 million in the June quarter.

                   Let me now ask our CFO, Bruce Pollock, to give you some details about our numbers for the quarter.

B. Pollock         Thank you, Walter. Let me start by saying that the quarterly comparisons I will provide will compare fourth quarter results to the immediately preceding quarter, because we believe that this comparison is more relevant. Year-over-year or 12-month statement comparisons are shown in the financial statements included with the press release. These results do not include results from any of the operations we just acquired from Corning and Alcatel because those acquisitions did not close until after the end of our fourth quarter.

                   In the fourth quarter of fiscal 2003 we reported revenues of $5.5 million. Gross margins were negative 10% in the fourth quarter, compared to negative 24% in the third quarter. Gross margin in each of those quarters benefited from the use of approximately $1 million of previously written-off inventory.

                   Total expenses declined significantly in the fourth quarter. A substantial portion of the improvement is attributable to the cost reduction programs and the restructuring plans we have been implementing throughout the fiscal year. On a pro forma basis, operating expenses were $6.4 million in the fourth quarter versus $7.4 million in the third quarter, representing a $1 million or 13% improvement quarter to quarter. Our total operating expenses declined each quarter during the fiscal year as a result of our focus on cost cutting and restructuring throughout the year.

                   Research and development expenses totaled $3 million for the fourth quarter, which was the same as in the third quarter.

                   Compared to the prior quarter, our fourth quarter SG&A expenses decreased by approximately $1 million.

                   In the fourth quarter of fiscal 2003 we reported a loss per share of $0.10 on a basic and diluted share basis, compared to a loss of $0.15 per share in the third quarter. On a pro forma basis, the loss per share was $0.11 in the fourth quarter, compared to $0.13 in the third quarter.

                   Now let me turn to the balance sheet. Our cash and investments balance was $135 million at the end of June, compared to $144 million at the end of March. This does not include the cash infusion from Alcatel and Corning, which came after the close of the quarter. However, approximately $3 million of the cash used in the fourth quarter was related to that acquisition.

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                   Our days sales outstanding were 43 days and inventory turns were 7.7 times in the fourth quarter.

                   Now I'll turn you back to Walter, who will discuss the company's outlook.

W. Alessandrini    Thank you, Bruce. Looking back at the fiscal year just
                   completed, I can comfortably say that it has been a very productive year in extremely difficult market conditions. The key results we achieved are: we stabilized revenues over the last four quarters; on a pro forma basis, we cut our operating expenses by over 40% from the last quarter of fiscal year 2002 to the last quarter of fiscal year 2003; on a pro forma basis, we improved our results by almost 40% over the same period; we greatly reduced our cash burn rate to preserve our precious financial resources.

                   More importantly, we have taken a strong lead in the emerging market of integrated subsystems. This winning strategy has repositioned Avanex at a completely different level in the industry.

                   Obviously our success did not go unnoticed by some of our competitors, who have been recently scrambling to acquire subsystems capabilities through acquisitions or partnerships. Fortunately for us, pursuing the subsystems business requires the classic 10% inspiration and 90% perspiration. We got to where we are by investing, for the past two years, in building the talent internally to provide solutions that fully integrate optics, electronics, and software. It takes much more than a couple of announcements to build subsystems that pass osmine qualification, as our products were able to do, as part of our customers' photonic systems.

                   The strategy inspired us to spread our wings and seek a full line of technology that could add additional power to our intelligent photonic solutions. This pursuit culminated in what is the most important result emanating from our last fiscal year: the acquisition of Alcatel Optronics and certain assets of Corning's photonics division, which we closed just last Thursday.

                   Besides the relevance and magnitude of this expansion, these transactions clearly demonstrate the unique capabilities Avanex has in terms of speed of action and precise execution. We started talks with Alcatel and Corning in mid-March. We signed a definitive agreement two months later. We closed the transactions after only two and a half months. By Friday our employees worldwide began work as a combined company, spanning four countries and five locations. Our employees immediately felt part of the new Avanex team.

                   We have a unique opportunity in front of us. We can build together on the foundation of three leading companies and make Avanex the best possible enterprise to win in our industry. The integration plan has been developed over the past weeks and it is now ready for final review and implementation by the new Avanex executive team. Integration has a special meaning to us. It means building one team out of three extremely talented optical-business-focused and determined teams.

                   We have clearly stated our integration objectives to all of our employees. We will build, together, the best possible company, totally dedicated to helping our customers to pursue their success by offering them the best intelligent photonic solutions that meet their performance and cost-effectiveness needs. We are dedicated to completing our integration without losing one customer, one business opportunity, or one key employee.

                   I obviously do not underestimate the challenge at hand. However, we have the plan,

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                   the management talent, and the commitment by our employees to lead Avanex through an effective integration. In addition, we have our customers' extremely positive response and desire to partner with a supplier that is strong in capabilities, customer focus, speed, innovation, and financial means.

                   This first quarter of fiscal year 2004 will be a transition quarter, as we start verification and implementation of our integration plan. Since we only closed the transaction four days ago, I will be more specific with you in terms of measurable goals when we will meet again in October.

                   For now, I can tell you that I feel confident that we will be able to improve on the financial model we put together to verify the feasibility of our acquisitions. Beginning in our second fiscal quarter, this model conservatively called for $25 million in revenues per quarter and $25 million in operating cash burn projected over the next two fiscal years, excluding restructuring and one-time charges.

                   I believe revenues can improve above the $25 million level, in time, by virtue of the consolidation and the consequence of opening new channels with existing customers for our global product offering. I also believe that the $25 million per quarter operating cash burn can be reduced, in time, by virtue of production rationalization opportunities and operating synergies.

                   During the next call in October I will be able to quantify our goals to you in more specific terms. For the time being, I just stand on the unquestionable ground that we have positioned Avanex to become one of the most significant players in our industry. We have the ability to execute our plans, the opportunity to improve our results, and the means to carry us through the market downturn and emerge as a strong industry leader.

                   Now the proof is in the pudding, i.e., execution. I am looking forward to reporting our progress to you three months from now. Until then, thank you once again for your continuing interest in our company.

                   Operator, I am now ready to answer questions.

Coordinator        Ron Harmon with Needham, you may ask your question.

R. Harmon          I'll probably have some follow-ups, but first of all, can you tell us what the revenues of the two pieces that you got were in the June quarter with the Corning business that you'll take - what kind of revenues they did, and the Alcatel business as well?

B. Pollock         We don't have that information available for release, and
                   it's a little more complicated because the Corning business, we didn't take the entire business; we took pieces of it. So they couldn't even report it to us as a total busine So we're not releasing that information at this time.

R. Harmon          Okay. I guess we'll have to use the March results as a frame of reference. It sounded like you didn't give any revenue guidance for your fiscal first quarter either, but for your second fiscal quarter at $25 million?

W. Alessandrini    You see, this is obviously a transition quarter because we put together a financial model in order to evaluate the feasibility of the transactions, and then, basically, we could not do any more work on this because we were still three separate companies. So as now we are one company since four days, we will be working, during this first quarter, to really finalize our plan and see how can we perform compared to the financial model that we put together. As I said, the financial model was eight quarters

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                   straight, starting the second quarter of this fiscal year at
                   $25 million in revenue and $25 million of operating cash burn rate.

B. Pollock         Also keep in mind that this first quarter is a short quarter because the acquisition just closed, so it will only have two months in it then. Revenues will be lower, as a result.

R. Harmon          Okay. I'll ask one quick one and let other people ask. Can you remind us what -- Alcatel is undergoing a restructuring in their components business - what is left there, and how much cash that could burn?

W. Alessandrini    In the transaction there were about $50 million that are
                   coming to us to go against restructuring costs. The restructuring already started and, as a matter of fact, Optronics went down from 900 people to about 600 in the last couple of months, and it will go down further in the next month. But these monies have been set aside, that have been paid to us by Alcatel, in order to finance this restructuring.

Coordinator        Todd Kaufman with Raymond James, you may ask your question.

T. Kaufman         Just a clarification on that $25 million in revenue per
                   quarter starting in your second quarter. Is that the total revenue or is that the revenue of the two acquired operations?

W. Alessandrini    No. This would be the total revenue, so just simply adding up the revenues of Alcatel Optronics, the part of Corning
                   Photonics that we acquired, and our own.

T. Kaufman         On the last call - and I may be wrong on this - did you
                   indicate that the two businesses that you were taking ownership of had combined annual revenue of about $100 million?

B. Pollock         No. I think if we said anything that we would have been
                   talking about the model for the combined company with all of the operations together.

T. Kaufman         Okay, very good. What is the cash balance after you've got the cash in from the acquired operations?

B. Pollock         We start with in excess of $250 million.

W. Alessandrini    But once again, if you look at the model, what I said was
                   that the company would have had cash in the bank to cover at least two years at $25 million per quarter, which means $200 million, and the $250 million because $50 million are going against to finance basically the restructuring, and the other
                   $200 million will be the cash to continue operation.

T. Kaufman         I think someone asked about the acquired businesses' June
                   quarter revenue, which you made no comment. Are those businesses in the current quarter tracking to generally where your second quarter indications were?

W. Alessandrini    This quarter is going to be anomalous, if you want, in terms of reporting our revenues, for a couple of reasons. The one is because we basically have only two months, August and September, because July is already gone. So as we will report the fiscal quarter, we will be reporting basically two months out of three for Alcatel Optronics and Corning Photonics and three months for Avanex.

                   The other thing is that normally, seasonally, because of the vacation times in Europe, this is normally a slower quarter for Alcatel Optronics.

J. Kaufman         Just one more follow-up question: Do you envision, and during what time period after

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                   you get a handle on these businesses, might you go through some sort of pruning or
                   reorganization/restructuring/downsizing?

W. Alessandrini    This is part of the plan that we are working on right now.
                   Once again, you've got to understand that we could not really talk much in the last month, until we closed the deal, because we were three separate companies and, as you well understand, in order to come up with these kinds of plans you've got to go through a lot of details of how the company operates and assess experience and weakness and so on. But that's what we're going to do now in the next few weeks, as quickly as possible, with the usual speed, so that we can have a plan that we can act upon.

J. Kaufman         So is it fair to say we will get your final updated plan in conjunction with your fiscal second quarter results?

W. Alessandrini    Exactly right.

Coordinator        Sam Kingston with Washington Asset Management, you can ask your question.

S. Kingston        I was wondering if you could comment a little bit about -
                   obviously you were pretty busy with the acquisitions during the quarter, and in terms of the revenue number that you reported, is it possible to maybe conclude that obviously the company was a little bit distracted by the transaction and that revenues could have been a different level and don't necessarily reflect the business pattern at this point?

W. Alessandrini    Well, frankly, quite the opposite, because we entered the
                   quarter feeling that this quarter could have been a little weaker than what it turned out to be. So we really focused a lot on bringing in the orders and getting the revenues out and continuing to work on our work plans to reduce expenses and manufacturing costs and so and so, and that's another thing that, in my opinion, demonstrated the strength of Avanex. Even if we had this big distracting event, the rest of the organization that was not directly involved in the major event has been able to continue to focus on the results and bring them in.

                   So this quarter, actually, we haven't seen anything different in the marketplace compared to other quarters. As a matter of fact, maybe a little more weakness because, as you know, some of the systems companies, they had a tough time this quarter.

S. Kingston        You mentioned two 10% customers. Can you tell us who they
                   were?

W. Alessandrini    Yes. Cisco continued to be one of them and the other one, as you know, we have a policy of naming the 10% after a number of quarters that have been 10%, because sometimes there are fluctuations up and down.

S. Kingston        What do you expect the revenue target for the company to be in terms of international revenues, once the acquisitions are jelled together?

W. Alessandrini    I think we will go into that when we talk at the next call, because obviously there is a significant part of international, it's already within Avanex because we supply products. We already supply products to Actatel Optical
                   Network Division, Marconi and Cisco Italy. So we have a significant part of our business in Europe, and recently, again, our business with Japan has started to increase again.

                   Corning has also had a good portion of their revenues internationally, and by internationally I'm saying outside North America, because, of course, you've got Nortel in Canada. And at Alcatel, most of the revenues were generated by Alcatel

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                   OND in Europe, but also Atva and some other companies in
                   Asia. So we'll have to sort all of these out, but we did mention that the company would be very well balanced in terms of both North American and European and Asian customer base.

S. Kingston        One last thing; can you just tell us where you are in terms of the - excuse my French - the Lannion closure, which I believe you're closing that facility? And then there was one other facility that I believe you were supposed to be closing as well. Can you just let us know where you are with that and when we should expect to see those facilities closed?

W. Alessandrini    This is actually part of the Alcatel restructuring plan. It's not our plan. In other words, part of the agreement was that we would acquire an already restructured business, and if the business was not entirely restructured because of timing, obviously Alcatel would have given us the money to pay for the restructuring. So the social plan, as it is called in France, has been launched already as a result of that.
                   Lannion, I believe it has been closed, but this is really
                   Alcatel business; it is not ours. Actually, the restructuring has continued in Nozay, which is the location where we are, and it's going on until, in the next few months, we will go back to a totally restructured operation.

S. Kingston        So it's your responsibility to close the Nozay facility?

W. Alessandrini    No. Nozay is not going to close. Nozay is actually one of the jewels that we have, but there was an excess of people there that has been downsized in agreement with the unions, and so what we are going to get is exactly the number of people that we have agreed upon at the transaction time with Alcatel.

Coordinator        We have a follow-up question with John Harmon from Needham and Company. You may ask your question.

J. Harmon          It might be a little early to answer this question, but I'm wondering what your big-picture strategy is now that you've got all the pieces in line - whether your strategy is to be the number-two supplier versus JDS Uniphase or whether you aim to take some share from JDS Uniphase, and then you could be targeting being the leading supplier in Europe.

                   And secondly, how is your customer mix going to fall out now that you have all the pieces under your umbrella?

W. Alessandrini    John, actually, you might look at this event as a step in a strategy that was started at Avanex about two years ago, when we made a conscious decision that eventually the demand from system manufacturers would be for subsystems, and actually subsystems that would address the optical layer.

                   Now this is for a couple of reasons. One, because we saw the need the customers have to focus on areas of their business that are more important for the success of their systems: network management, software network integration. So it has been clear to many system houses that they couldn't do everything. They had, really, to focus on the most important aspect of their business.

                   And on the other side, because of the business downturn, obviously the system houses have to downsize as well, and so they didn't have the resources they had before in order to be able to do everything.

                   So as we identified this opportunity, we started to move the company quickly in this direction, and we built a different Avanex, an Avanex that today is not only a passive

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                   optics integrator, but today it has the capability of
                   integrating active/passive electronics, software, firmware, and mechanical aspects, and deliver, really, a complete subsystem. This strategy has been very effective for us, very successful, and we believe that it will gain even more momentum in the future, as more of the system houses are moving that direction.

                   So for us the acquisition of Alcatel Optronics and Corning Photonics was really a steppingstone in beefing up our technological and product offering. So that one side, the customers who still want to design themselves the optical layer and buy modules and discreet, we obviously can satisfy it on these. But on the other side, if the customers want to delegate to us, the optical layer, we are ready to take it and to take in an extremely powerful way because of the technologies, the ability, and the experience that we have.

J. Harmon          The second part of my question was on your customer mix
                   following the acquisitions.

W. Alessandrini    Obviously we have some customers that are strong with the
                   separate companies, and will continue to be strong. Cisco has always been a very strong customer for Avanex, and we want to continue it that way and actually expand our opportunities with Cisco and our partnership because of the new technologies and products that we can bring to them. Alcatel
                   Systems, of course, has been the major customer of Alcatel
                   Optronics, and that will be a major customer for the new
                   Avanex. Corning has had a diversified base of customers, but have been very strong with all of the other major system houses: Nortel, Lucent, and others, Sienna. So we believe that we have, now, a very diversified base of customers that include, really, the best system companies worldwide.

J. Harmon          One final one: I looked, but I didn't see any of the details on the supply agreement with Alcatel. Is that public? Can you tell us anything about that?

W. Alessandrini    Yes. The supply agreement with Alcatel is public information, and it is a three-year renewable contract in which Alcatel commits to give, to Avanex, 70% of their needs for any product that Avanex has or will have in the future. Obviously they want to keep their second sourcing ability, and so it is, in my opinion, an extremely fair contract. We haven't asked Alcatel Systems to commit to us numbers or volumes that would really be unpredictable and unwise to commit to in the current market conditions.

                   On the other side, by working by percentage it means that if the market will continue not to do well, Alcatel will not feel the weight of this commitment to this supplier, Avanex. On the other side, if the market would go well and Alcatel would do well, we will be able to contribute to their success and enjoy the results of it. It's a very fair approach, very customer-oriented, as Avanex is.

Coordinator        At this time we have no further questions.

M. Weinswig        Thank you very much for participating in today's call. We
                   will be holding our next conference call after our September results. Thank you.